FOR IMMEDIATE RELEASE

Neogen Announces Board Transition with Appointment of Andrea Wainer and Retirement of James P. Tobin

LANSING, Mich., May 13, 2025 — Neogen® Corporation (NASDAQ: NEOG), an innovative leader in food safety solutions, announced today that James P. Tobin has chosen to retire from the Company’s Board of Directors, effective May 31, 2025. Mr. Tobin has served on Neogen’s Board since 2016 and currently chairs the Governance and Sustainability Committee and serves on the Audit Committee. James C. Borel, Chair of the Neogen Board of Directors, will serve as the interim Chair of the Governance and Sustainability Committee until a successor is appointed.

“On behalf of the entire Board and leadership team, I want to thank Jim for his nine years of service and steadfast commitment to Neogen,” said Mr. Borel. “Jim has played a key leadership role during a period of growth and transformation, helping to position the company for long-term value creation.”

Replacing Mr. Tobin, Neogen is appointing Andrea Wainer to Neogen’s Board of Directors effective June 1, 2025. Ms. Wainer brings more than 25 years of experience in the diagnostics and healthcare industry. Most recently, she served as Executive Vice President, Rapid and Molecular Diagnostics at Abbott Laboratories.

Ms. Wainer also serves as a director of Analog Devices, Inc. (NASDAQ: ADI), where she is a member of the Nominations and Governance Committee.

“We are thrilled to welcome Andrea to Neogen’s Board,” said Mr. Borel. “Her deep expertise in molecular diagnostics, along with her strong background in finance and operational leadership, will be a tremendous asset as we continue advancing Neogen’s mission to be the leader in food safety solutions. Additionally, her perspective as a public company director adds important value to our Board at this stage in our evolution.”

For more information about Neogen’s Board of Directors, visit neogen.com.

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock, and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Contact

PR@Neogen.com